Exhibit 99.1

MARTEN TRANSPORT, LTD. ANNOUNCES

FIRST QUARTER FINANCIAL AND OPERATING RESULTS

NET INCOME OF 23 CENTS PER SHARE

MONDOVI, Wis., April 24, 2006 – Marten Transport, Ltd. (Nasdaq/NMS:MRTN) announced today its financial and operating results for the quarter ended March 31, 2006.

For the first quarter ended March 31, 2006, net income increased 4.9%, to $5.1 million or 23 cents per diluted share, from $4.8 million or 22 cents per diluted share, for the same quarter of 2005.  Net income per diluted share of 23 cents exceeded the Company’s estimated range of 19 to 22 cents announced during March 2006.  Earnings per share give retroactive effect in all periods to the Company’s three-for-two stock split in Dec. 2005.

Operating revenue for the first quarter increased 16.2%, to $119.6 million from $102.9 million for the 2005 quarter.  Operating revenue included fuel surcharges of $15.8 million, compared with $9.7 million for the same quarter of 2005.  Operating revenue also included non-freight revenue, principally from Marten’s logistics operations, of $6.7 million for the 2006 quarter, compared with $2.9 million for the first quarter of 2005.

Freight revenue, which excludes fuel surcharge and non-freight revenue, increased 7.4%, to $97.1 million for the first quarter of 2005, compared with $90.4 million for the 2005 quarter.

Chairman and President Randolph L. Marten said, “The strength of our operating model and customer relationships were demonstrated by first quarter earnings that improved over an unusually strong first quarter of 2005.  The key contributor to the increase in earnings was higher freight rates, which more than overcame a decrease in average miles per tractor.

“Freight demand for the quarter was not as robust as in the first quarter of 2005, but our customers continue to be concerned about obtaining enough capacity for the remainder of the year and beyond.  The desire for quality capacity was reflected in our average freight revenue per total mile, which increased a solid 9.4 cents per mile, or 6.9%, compared with the first quarter of 2005.  Average freight revenue per tractor per week, our main measure of asset productivity, increased 1.5%, to $2,959 in the 2006 quarter from $2,915 in the 2005 quarter.

“The increase in freight rates was partially offset by a decline in tractor utilization.  Average miles per tractor decreased 5.1% compared with the 2005 quarter due to a period of softer than expected freight demand during late February and early March, the effects of regulatory mandates on driver hours of service, and a temporary increase in the number of unseated tractors.

“As previously announced, during the fourth quarter of 2005 we had taken delivery of 246 new tractors, which created a temporary increase in the number of tractors compared with our number of drivers and the level of committed freight that met our disciplined operating standards.  Consistent with our long-term strategy, we sold our used tractors scheduled for disposal during the first quarter of 2006 at a pace that would allow for reasonable prices and minimal operational disruption for turn-in.  We also continued to recruit only experienced, qualified drivers to seat additional trucks.  During the quarter we addressed essentially all of the additional tractors by seating approximately 92 company tractors and selling approximately 182 tractors scheduled for disposal.

“We believe our equipment strategy was highly successful despite the negative impact on average miles and average freight revenue per tractor for the quarter.  At March 31, the average age of our tractor fleet was 1.2 years – the lowest in our history.  We have the ability to operate our fleet at least until the first quarter of 2008 within expected age and mileage tolerances, and we have significant flexibility from 850 build slots for tractors that can be delivered in the next year to increase capacity or should we desire an even newer fleet and find the used equipment market attractive.  In addition, our seated truck percentage has returned to an acceptable level, although we will continue to seek further improvements over time.  Our results reflect a $2.0 million gain from equipment disposals and show the benefit of our patience in completing our tractor disposals.

“From an expense perspective, the main differences were associated with the growth of our company fleet, carrying additional tractors during the quarter, and increasing our trailer count to accommodate additional intermodal traffic.  Increases in fuel expense, depreciation, and insurance and claims more than offset a higher gain on sale of revenue equipment.  Our operating ratio (operating expenses as a percentage of operating revenue) was 92.5% for the first quarter of 2006 compared with 92.0% for the first quarter of 2005.  Netting fuel surcharge against fuel expense, as many of our peers do, would have produced an operating ratio of 91.3% for the first quarter of 2006 compared with 91.1% for the first quarter of 2005.

“At March 31, our balance sheet reflected approximately $200.8 million in stockholders’ equity and $61.3 million in borrowed debt, for a debt-to-capitalization ratio of approximately 23.4%.”

Marten Transport will host a conference call on Tuesday, April 25, 2006, at 2:00 p.m. Central Time.  The public will be able to listen and participate in the call telephonically by dialing 877-576-2752 and entering the following code: 7457575.  For additional information on accessing the call and to access any statistical and financial information regarding us that is expected to be discussed during the conference call, please visit our website at www.marten.com.

Marten Transport, with headquarters in Mondovi, Wis., is one of the leading temperature-sensitive truckload carriers in the United States.  Marten specializes in transporting food and other consumer packaged goods that require a temperature-sensitive or insulated environment.  Marten offers nationwide service, concentrating on expedited movements for high-volume customers.  Marten’s common stock is traded on the Nasdaq National Market under the symbol MRTN.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “intends,” and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of industry fundamentals is incorrect; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers’ business cycles; strikes, work slow downs, or work stoppages at the company, customers’ locations, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices as well as fluctuations in surcharge collection; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increased indebtedness, and associated interest expense, arising from maintaining a new fleet of equipment; shortages in supply of new equipment from manufacturers; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers’ compensation, health, and other claims; changes in management’s estimates of liability based upon new information, experience and development factors; increases in insurance premiums and deductible amounts; seasonal factors such as harsh weather conditions that impede operations or increase operating costs; competition from trucking, rail, and intermodal competitors; the risk that the benefits associated with a newer fleet may not materialize, including the risk that our operating statistics may not improve; and regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions standards for engines. Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.

CONTACTS:  Randy Marten, President, and Jim Hinnendael, CFO, of Marten Transport, Ltd., 715-926-4216

MARTEN TRANSPORT, LTD.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
(In thousands, except share information)	2006	2005

ASSETS
Current assets:
Cash	$1,864	$1,080
Marketable securities	497	494
Receivables:
Trade, net	47,139	47,383
Other	13,954	6,975
Prepaid expenses and other	12,332	13,264
Deferred income taxes	4,357	3,873

Total current assets	80,143	73,069

Property and equipment:
Revenue equipment, buildings and land, office equipment and other	377,370	362,280
Accumulated depreciation	(90,533)	(92,342)

Net property and equipment	286,837	269,938

Other assets	6,618	6,726

TOTAL ASSETS	$373,598	$349,733

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks issued in excess of cash balances	$628	$1,446
Accounts payable and accrued liabilities	28,002	26,203
Insurance and claims accruals	13,473	13,126
Current maturities of long-term debt	5,000	5,000

Total current liabilities	47,103	45,775

Long-term debt, less current maturities	56,250	43,300
Deferred income taxes	68,988	66,310

Total liabilities	172,341	155,385

Minority interest	461	431

Stockholders’ equity:
Preferred stock, $.01 par value per share; 2,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value per share; 48,000,000 shares authorized; 21,734,335 shares at March 31, 2006, and 21,573,220 shares at December 31, 2005, issued and outstanding	217	216
Additional paid-in capital	72,870	71,045
Retained earnings	127,709	122,656

Total stockholders’ equity	200,796	193,917

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$373,598	$349,733

MARTEN TRANSPORT, LTD.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months
	Ended March 31,
(In thousands, except per share information)	2006	2005

OPERATING REVENUE	$119,555	$102,906

OPERATING EXPENSES (INCOME):
Salaries, wages and benefits	34,419	29,150
Purchased transportation	19,168	19,903
Fuel and fuel taxes	29,584	21,682
Supplies and maintenance	7,875	6,559
Depreciation	10,674	9,068
Operating taxes and licenses	1,819	1,646
Insurance and claims	5,307	4,412
Communications and utilities	881	826
Gain on disposition of revenue equipment	(2,041)	(879)
Other	2,880	2,263

Total operating expenses	110,566	94,630

OPERATING INCOME	8,989	8,276

OTHER EXPENSES (INCOME):
Interest expense	842	598
Interest income and other	(298)	(367)
Minority interest	108	8
	652	239

INCOME BEFORE INCOME TAXES	8,337	8,037

PROVISION FOR INCOME TAXES	3,284	3,222

NET INCOME	$5,053	$4,815

BASIC EARNINGS PER COMMON SHARE	$0.23	$0.22

DILUTED EARNINGS PER COMMON SHARE	$0.23	$0.22

MARTEN TRANSPORT, LTD.

OPERATING STATISTICS

(Unaudited)

	Three Months Ended March 31,
	2006	2005

For period:(1)
Average operating revenue per total mile	$1.784	$1.542
Average freight revenue per total mile (2)	$1.448	$1.354
Average miles per tractor(3)	26,267	27,673
Average operating revenue per tractor per week(3)	$3,644	$3,319
Average freight revenue per tractor per week(2) (3)	$2,959	$2,915
Average miles per trip	952	982
Non-revenue miles percentage(4)	7.6%	7.2%
Total miles – company-employed drivers (in thousands)	53,444	48,620
Total miles – independent contractors (in thousands)	13,578	18,118

At March 31, 2006, and March 31, 2005:
Total tractors(3)	2,444	2,364
Average age of company tractors (in years)	1.2	1.5
Total trailers	3,599	3,270
Average age of company trailers (in years)	2.6	3.1
Ratio of trailers to tractors(3)	1.5	1.4
Ratio of tractors to non-driver personnel(3)	5.3	5.5

	Three Months Ended March 31,
(In thousands)	2006	2005

Net cash provided by operating activities	$12,432	$12,790
Net cash used for investing activities	25,427	16,143

Weighted average shares outstanding:
Basic	21,674	21,464
Diluted	21,945	21,951

(1)	The following period statistics exclude tractors and miles associated with non-freight revenue.

(2)	Excludes revenue from fuel surcharges and non-freight revenue.

(3)	Includes tractors driven by both company-employed drivers and independent contractors. Independent contractors provided 414 and 556 tractors as of March 31, 2006, and 2005, respectively.

(4)	Represents the percentage of miles for which the company is not compensated.